EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Edge Petroleum Exploration Company (a Delaware corporation)

Edge Petroleum Operating Company, Inc. (a Delaware corporation)

Miller Oil Corporation (a Michigan corporation)

Miller Exploration Company (a Delaware corporation)

Edge Petroleum Production Company (formerly Cinco Energy Corporation, a Delaware corporation)